Filed pursuant to Rule 497(e)

                                    Monetta Trust Registration File No. 811-7360

                                 MONETTA TRUST
                      SUPPLEMENT DATED NOVEMBER 8, 2005 TO
               PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
                               DATED MAY 1, 2005


On February 26, 1998, the Securities and Exchange Commission (the "Commission") issued an order instituting public administrative cease-and-desist proceedings against the Adviser and various individuals, alleging violations of securities laws regarding certain initial public offering securities in 1993 were allocated to former trustees or directors of mutual funds advised by the Adviser. (For further discussion of the proceedings, please see page twenty-one of Monetta Trust's current Prospectus, dated May 1, 2005). All charges against the Adviser were dismissed except for a failure to disclose finding under the Investment Adviser Act of 1940. In October 2005, the Adviser was issued a censure and paid a $40,000 monetary penalty, bringing this matter to a close.


                Please keep this supplement for future reference




                                       1